Exhibit 10.3

Memorandum of Understanding

This Memorandum of Understanding was signed by both parties on December 6, 2017 in Tianjin, China

Participating Parties

Tianjin Beroni Biotechnology Co., Limited

College of Life Science, Nankai University

Whereas,

1. Tianjin Beroni Biotechnology Co., Limited (“Tianjin Beroni” or the “Company”) is an international biotechnology enterprise that integrates research and development, production and sales. Tianjin Beroni’s core businesses are organized into four categories: biomedicine, healthcare products, medical instruments and smoke cessation products such as NicoBloc. The Company also conducts researches in life science, in which the Company focuses on stem cell therapies, anti-cancer drugs development and anti-aging products development. The researches aim to develop biomedicine, active pharmaceutical ingredient, healthcare products and drug products that could lower blood pressure, blood lipids and blood sugar. The Company has a strong foundation in R&D, access to global resources and a clear visionary strategic plan.

2. Nankai University (“Nankai” or the “University”) was established in 1919. In 1922, Nankai University officially established the Department of Biology. In June 1993, Nankai University established the College of Life Science (the “College”) on the basis of the Department of Biology and the Institute of Molecular Biology. The College now has six departments: Microbiology, Biochemistry and Molecular Biology, Genetics and Cell Biology, Plant Biology and Ecology, Zoology and Developmental Biology. The College equips with a National Biological Experimental Teaching Center, AIDS Research Center, Cancer Biology Center, Institute of Entomology and Life Science Experimental Research Center. The College is considered a life science talent incubator as well.

The College is an authorization party for national first-level doctoral degree, and it also offers post-doctoral, doctoral, master and bachelor’s degrees. The College provides eight majors for graduate and doctoral students, including Botany, Zoology, Microbiology, Genetics, Cell Biology, Biochemistry and Molecular Biology, Polymer Chemistry and Physics and Bioengineering. Among these majors, Microbiology and Zoology are considered the State Key Disciplines and Botany is the State Key Construction Discipline. In addition, Biology is considered the Tianjin Key Discipline. The College has access to scientific and research resources with colleges and universities in different countries such as United States, United Kingdom, Australia and Japan. Furthermore, with the resource funds from Ministry of Education and State Administration of Foreign Experts, the College regularly invites domestic and foreign well-known biologists for speeches and academic meetings to enhance its innovation capability and competitiveness.

3. Both parties respect and appreciate each other’s core value and corporate culture. Both parties are aware of the necessity and significance of this collaboration and agree to collaborate strategically on the basis of equality, honesty and trustworthiness.

For the purpose of resource sharing and mutual development, both parties developed this Memorandum of Understanding (the “MOU” or the “Agreement”) on the basis of fair willingness, equality, honesty and trust. Both parties hereby agreed to the following terms and conditions after negotiation:

I. Objective and Principles

1.	Both parties mutually acknowledge and agree the opportunity and strategic need to conduct this in-depth collaboration for their strategic plans and developments. To this end, both parties confirm that, after such agreement is reached, the collaboration will be in-depth and all-round.
2.	Under the principle of mutual values, in order to achieve resource sharing, mutual development and enhancing each other’s market reputation and influence, the Company and Nankai University agree to share information and resources as much as possible on the basis of confidentiality.
3.	Both parties agree to respect each other’s core interest throughout the execution and fulfillment of this Agreement and will collaborate with each other on the basis of trust, honesty and mutual development.

II. Scopes and Terms

Nankai University Beroni Precision Medicine and Stem Cell International R&D Center

The foregoing scopes and terms shall be negotiated and agreed in a detailed supplementary agreement between the two parties.

III. Rights and Obligation

1.	Throughout the collaboration, each party shall safeguard and protect the legal interest of the other party and shall not conduct any act that may undermine the economic interests and goodwill of the other party.
2.	Throughout the collaboration, shall either party fail to fulfill its duty or seriously affect the interest of the other party, the Company or the University shall notify the other party and cure such damage in a timely manner to prevent further losses.
3.	Throughout the collaboration, both parties shall work together in a cooperative and coordinated effort. For the matters within the collaboration, both parties have the obligation to assist and cooperate.
4.	Both parties and their respective employees or agents shall be bound by the duty of confidentiality. Without consent from the other party, the Company or the University shall not disclose or breach confidential information regarding this Agreement to any third party.
5.	Throughout the business operation, both parties shall act in a way that complies with Chinese laws and regulation. If either party breaches any provision, the other party shall have the right to terminate the Agreement and all the losses shall be borne by the party that has violated such provision.

Also, in connection with this Agreement, both parties come in possession of each other’s proprietary or confidential agreement, including but not limit to working papers, e-mails or other materials, both parties and their respective employees or agents shall be bound by the duty of confidentiality.

IV. Force Majeure

Shall either party fail to fulfill its obligation under the MOU due to force majeure, including but not limit to national policy, domestic and foreign laws and regulations, changes in international context, explosion, fire and riots, this MOU is no longer fulfilled. The suffering party shall notify and provide relevant materials to the other party in a timely manner.

V. Miscellaneous

1.	Both parties shall enter into supplementary agreement for any matter not covered in this MOU. The supplementary agreement shall be equally effective as this Agreement.
2.	This MOU is made in both Chinese and English. In case of any conflict of the two languages, the Chinese version shall prevail.
3.	This MOU shall be effective as of the date signed (stamped) by both parties. This MOU is made in duplicates with both parties each holding one counterpart with the same legal effect.

Tianjin Beroni Biotechnology Co., Limited

Sign:

Date:

College of Life Science, Nankai University

Sign:

Date: